Eclipsys Completes Acquisition of MediNotes,
Leader in Physician Practice Solutions

Atlanta, GA—Oct. 3, 2008 — Eclipsys Corporation® (NASDAQ: ECLP), The Outcomes Company®, today announced the completion of its acquisition of MediNotes, an industry leader in physician practice information solutions. With the transaction finalized, MediNotes is now a wholly owned subsidiary of Eclipsys.

On September 19, 2008, Eclipsys announced a definitive agreement to acquire MediNotes to support its strategy of providing a comprehensive set of solutions that help health systems better connect with physicians, and physicians with their patients. MediNotes’ Web-based practice management and electronic medical record (EMR) solutions are low-cost to implement and maintain, providing health systems with a cost-effective way to improve care coordination and expand relationships with loosely affiliated physicians. Other community health solutions from Eclipsys include Sunrise Ambulatory Care™, for clinics and physician offices tightly affiliated with health systems; and integrated patient and clinician portals.

“We’re very excited to add MediNotes’ offerings to our community solution portfolio as we can now more-effectively support healthcare enterprises’ community strategy,” said R. Andrew Eckert, Eclipsys president and chief executive officer. “With the EPSi solutions we acquired earlier this year integrated into Eclipsys and already achieving such strong market demand, we can now focus on executing our go-to-market strategy for MediNotes.”

Eclipsys will formally launch the MediNotes solutions and outline its comprehensive community strategy at the Eclipsys User Network™ (EUN™) Annual Outcomes Conference, upcoming October 5-8 in Atlanta. For an online tour of the current MediNotes Clinician product, click here or visit www.medinotes.com.

Transaction Details

The Agreement and Plan of Merger entered into by Eclipsys and MediNotes calls for Eclipsys to pay a total of approximately $45 million in the transaction, consisting of 39 percent cash and 61 percent Eclipsys common stock, in exchange for the acquisition of MediNotes and retirement of certain arrangements surviving from the acquisition by MediNotes of the business of Bond Technologies, LLC, and affiliates in February 2008.

Advisors

Piper Jaffray & Co. acted as financial advisor to Eclipsys in the transaction.

About Eclipsys

Eclipsys is a leading provider of advanced integrated clinical, revenue cycle and business process improvement software, clinical content and professional services that help healthcare organizations improve clinical, financial and operational outcomes. For more information, see www.eclipsys.com or email info@eclipsys.com.

Forward-looking Statements
Statements in this news release concerning the features and use of MediNotes solutions, and growth and conduct of the MediNotes business after the closing, and the integration of MediNotes and EPSi, are forward-looking statements and actual results may differ from those projected due to a variety of risks and uncertainties. Integrating MediNotes with Eclipsys to capture joint potential without interfering with the business model that has enabled MediNotes’ success to date may present challenges, and retention of MediNotes personnel, clients and prospects is important to the success of the transaction. More information about Eclipsys company risks is available in recent Form 10-K and other filings made by the company from time to time with the Securities and Exchange Commission. Special attention is directed to the portions of those documents entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Eclipsys Corporation and The Outcomes Company are registered trademarks of Eclipsys Corporation. Sunrise Ambulatory Care, Sunrise Patient Portal, Sunrise Clinician Portal, Eclipsys User Network, and EUN are trademarks of Eclipsys Corporation. Other product and company names in this news release are or may be trademarks and/or registered trademarks of their respective companies.

Inducement Grants Under NASDAQ Rules

As an inducement for employment following the closing and to align the interests of certain key employees of MediNotes with the interests of Eclipsys stockholders, Eclipsys is issuing to certain MediNotes personnel a total of approximately 77,612 shares of Eclipsys common stock subject to contractual restrictions on transfer until vested; approximately 15,979 shares vest in a lump sum on December 1, 2009, and approximately 61,633 shares vest in a lump sum on December 1, 2010, in each case contingent upon continued employment, with partial pro-rata vesting for time served if employment is terminated by the employee with good reason. These awards are made as inducement grants pursuant to Section 4350(i)(1)(A)(iv) of the NASD Marketplace Rules.

Eclipsys
Jason Cigarran Director, Investor Relations (404) 847-5965 jason.cigarran@eclipsys.com	Robert J. Colletti Chief Financial Officer (investors) (404) 847-5975 investor.relations@eclipsys.com